Exhibit 99.1

1-800-FLOWERS.COM President Christopher G. McCann Named CEO; Founder Jim McCann to Become Executive Chairman

CARLE PLACE, N.Y.--(BUSINESS WIRE)--March 9, 2016--1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), a leading gourmet food and floral gift provider for all occasions, today announced that, effective June 30, 2016, Jim McCann, Founder, Chairman and CEO, will transition to the position of Executive Chairman and Chris McCann, President, will add the title of Chief Executive Officer. The announcement coincides with the 40th anniversary of the Company’s founding and is an integral part of its long-term succession plan.

As Executive Chairman, Jim will continue to be involved with the Company in his role overseeing its management talent evaluation and development, M&A and business development and long-term strategic planning. Chris will expand his responsibilities for overseeing the Company’s operational and organization processes, including the development and execution of the Company’s annual and longer-term operating and financial plans.

Jim McCann said, “When we set up this succession plan many years ago, we did so with the goal of a having a seamless transition. Chris has been steering our company’s day-to-day operations as president since 2000. His contributions as part of our leadership team have helped 1-800-FLOWERS.COM, Inc. grow past $1 billion in revenues while enhancing our market-leading position as our customers’ top destination for all of their celebratory and gifting occasions. Today’s announcement recognizes Chris’s significant contributions and reflects the seamless transition process that we have executed over the past several years. Working closely with Chris, I know there is no one better equipped to spearhead the continued growth and innovation of our company.”

Chris McCann said, “I have learned a great deal working alongside Jim over the years, as we took one storefront shop on Manhattan’s East side and grew it into a leading, omni-channel gift retailer. Our long history of focusing on innovation and embracing new technology will continue to play a vital role in solving for the gifting needs of our millions of customers. Looking ahead, our company is poised to achieve even greater growth by deepening our customer relationships and expanding our business platform in both the floral and gourmet food gifting spaces.”

Jim is a successful entrepreneur whose vision and energy revolutionized the flower business and helped grow 1-800-FLOWERS.COM, the company he founded in 1976, into one of the world's leading gourmet food and floral gift providers. His strategy for growth has included a combination of birthing new businesses and acquiring businesses and brands that resonate with customers for all of their gifting and celebratory occasions. Jim’s willingness to embrace new technologies in customer engagement and access, often long before other retailers, has consistently kept him ahead of the curve and continues to position 1-800-FLOWERS.COM, Inc. on the leading edge of omni-channel retailing.

Jim is also deeply involved in various philanthropic endeavors, including Smile Farms, a non-profit organization he helped found, that is focused on helping developmentally disabled adults find meaningful employment. The organization’s five-acre Smile Farm in Moriches, NY currently employs more than 30 developmentally disabled adults within the local community who grow flowers and plants that are then sold to local florists and landscape designers, as well as microgreens that are used by local restaurants.

Chris has played a vital role in the growth of 1-800-FLOWERS.COM, Inc. since joining the Company in 1984. He has been responsible for leading the Company’s operations across all of its brands and businesses including its initiatives in ecommerce as well as embracing new customer engagement opportunities in Social and Mobile commerce.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gourmet food and floral gifts for all occasions. For nearly 40 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee® backs every gift. Most notably, 1-800-FLOWERS.COM, Inc. was recognized as one of Internet Retailers Top 300 B2B e-commerce companies. In addition, 1-800-FLOWERS.COM was recently named in Internet Retailer's 2016 Top Mobile 500 as one of the world's leading mobile commerce sites. The company was also included in Internet Retailer's 2015 Top 500 for fast growing e-commerce companies. In 2015, 1-800-FLOWERS.COM was named a winner of the "Best Companies to Work for in New York State" award by The New York Society for Human Resource Management (NYS-SHRM). 1-800-FLOWERS.COM was awarded the 2014 Silver Stevie Award, recognizing the organization's outstanding Customer Service and commitment to our 100% Smile Guarantee®. 1-800-FLOWERS.COM received a Gold Award for Best User Experience on a Mobile Optimized Site for the 2013 Horizon Interactive Awards. The Company's BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM "Gift Shop" also includes gourmet gifts such as premium, gift-quality fruits and other gourmet items from Harry & David® (1-877-322-1200 or www.harryanddavid.com), popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl's® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800-Baskets.com® (www.1800baskets.com); premium English muffins and other breakfast treats from Wolferman's (1-800-999-1910 or www.wolfermans.com); carved fresh fruit arrangements from FruitBouquets.com (www.fruitbouquets.com); and top quality steaks and chops from Stock Yards® (www.stockyards.com). Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

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CONTACT:
1-800-FLOWERS.COM, Inc.
Investor:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com